UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES ACT OF 1934

Date of Report: August 22, 2007

AMERALIA, INC.

(Exact name of Company as specified in its charter)
Commission File No. 0-15474

Utah	87-0403973
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

20971 E. Smoky Hill Rd., Centennial, Colorado 80015-5187
(Address of Principal Executive Offices)

Company's telephone number, including area code:	(720) 876-2373

Item 1.01                      Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02                      Unregistered Sales of Equity Securities

On August 24, 2007 we borrowed $350,000 and issued a promissory note to Sentient USA Resources Fund II, LP, a Delaware limited partnership (“Sentient”).  The purpose of the loan was to resolve claims with our creditors (as more fully discussed below) and to help pay legal and audit fees so that we could advance the completion of our outstanding audits necessary to bring ourselves current in our overdue filings with the Securities and Exchange Commission. The loan will bear interest at six percent per annum and is payable on or before December 31, 2007. The note (“Note”, attached as Exhibit 10.47) evidencing the loan is convertible by Sentient into shares of AmerAlia at $0.36 per share.  Interest accrues monthly and is also convertible into equity at $0.36 per share.

Item 5.01                      Changes in Control of Registrant

On August 29, 2007 Sentient and its affiliates (collectively also “Sentient”) filed a Section 13D notice with Securities and Exchange Commission advising it of its acquisition of 7,929,820 shares of our common stock from the Mars Trust.  This represents 45.99% of the total shares on issue.

In addition, Sentient acquired (i) Rights of the Mars Trust pursuant to the Addendum to the Third and Fourth Amended and Restated Guaranty Agreements dated to be effective as of March 19, 2004 (including the rights as pledgee of  $9,921,583 principal amount of Unsecured Subordinated Series C Debentures due February 19, 2008 issued by NSHI to the AmerAlia, (ii) rights as holder of a promissory note dated March 20, 2004 issued by AmerAlia in the amount of $469,628, and (iii) rights as the holder of several other promissory notes described in the Purchase Agreement and totaling $1,907,227.  We are in default of our obligations under these various promissory notes.

In addition, we remain indebted to Sentient for our Series A Secured Debentures and our Series B1 Secured Debentures issued by our direct subsidiary, Natural Soda Holdings, Inc.

As discussed in Sentient’s 13D filing, we are discussing with Sentient plans to recapitalize the investments originally made by Sentient (including the remaining debentures referenced above, the interests purchased from the Mars Trust and the 53.5% of the common stock of NSI now owned by Sentient).  We have discussed various alternatives for restructuring, including exchanging some or all of the securities Sentient owns for other securities of AmerAlia, NSHI, and/or NSI.  Any restructuring transaction is contingent on AmerAlia becoming current with its filing requirements with the Securities and Exchange Commission.  There is no assurance that the discussions will result in any agreement.

Finally, Sentient reported in its filing that it has suggested to us that we should employ an additional management level employee and its intention to suggest up to three persons to be nominated for election as directors of AmerAlia once we are current with our SEC filings.

A complete copy of Sentient’s Section 13D filing is available at www.sec.gov.

Forward Looking Statements pursuant to 1933 & 1934 Securities Acts

AmerAlia’s future conduct depends on a number of factors beyond our control, so we cannot assure you we will be able to complete these transactions as we contemplate in this report.  This report contains various statements using the terms “may”, “expect to”, and other terms denoting future possibilities.  They are forward-looking statements.  We cannot guarantee the accuracy of these statements as they are subject to a variety of risks beyond our ability to predict or control.  These risks may cause actual results to differ materially from the projections or estimates contained in this report.  These risks include, but are not limited to:

•	the Company’s historical lack of profitable operations;
•	a need for highly profitable operations to service the interest costs of the remaining long-term financing;
•
the risks that the recapitalization necessary to reduce our cost of funding and any new funding to finance our operations, the operations of our subsidiaries and expansion of production capacity will not be available on reasonable terms, if at all;

•	the risks of undertaking exploration, development and mining of mineral properties;
•	the risks associated with the manufacture and marketing of chemical products; and
•
the risk of default on the remaining debenture held by Sentient, the promissory notes issued to our various investors and the Bank of America and its associated guaranty agreement obligations to the Mars Trust.

Item 8.01                      Other Events

In June 2002, the El Paso County, Colorado, District Court entered judgment against AmerAlia in AmerAlia, Inc. v. Marvin H. Hudson (case no. 99-CV-3050) in the amount of $322,900 and interest.  This case developed from a dispute between AmerAlia and Mr. Hudson regarding the existence of an employment contract and certain of Mr. Hudson’s actions taken while an officer of AmerAlia.  On April 8, 2004 Mr. Hudson served a Garnishment Writ on NSHI and NSI.

On August 23, 2007, we, Mr. Hudson and related individual parties entered into a settlement agreement to settle the outstanding litigation, judgement, garnishment and all related claims and disputes.  Pursuant to the settlement, we paid Mr. Hudson $300,000.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

10.47                      Promissory note for $350,000 issued to Sentient USA Resources Fund II, L.P.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

September 4 , 2007	AMERALIA, Inc.
By: /s/ Robert van Mourik
Robert C. J. van Mourik
Executive Vice President & CFO